Exhibit 99(b)


                      CRESTAR FINANCIAL CORPORATION
               JEFFERSON SAVINGS & LOAN ASSOCIATION, F.A.

                          CASH OPTION ELECTION
                                   AND
                          LETTER OF TRANSMITTAL

To Jefferson Savings & Loan
  Association, F.A.
550 Broad View Avenue
Warrenton, Virginia 22186

Gentlemen:

      On November 10, 1994 at the special meeting of shareholders of Jefferson Bank ("Jefferson"), shareholders will consider an Agreement and Plan of Reorganization (the "Agreement") dated as of September 1, 1994 among Crestar Financial Corporation ("Crestar"), Crestar Bank and Jefferson. The Agreement provides for the Merger of Jefferson into Crestar Bank with the conversion of Jefferson common stock into Crestar common stock or, at the election of the Jefferson shareholder, cash. Jefferson common stock is being valued at $17.00 per share in the Merger.

      The Agreement requires Jefferson shareholders who elect to ex-change any of their shares of Jefferson common stock in the Merger for cash to make such election prior to the 1994 special meeting. Certifi-cates for the shares being exchanged for cash must be submitted to Jefferson at or prior to such meeting. Such certificates are enclosed with this letter.

      I elect to exchange the number of shares of Jefferson common stock designated below for $17.00 cash per share (subject to all applicable withholding taxes). I enclose the certificates for such shares.

      I understand that the total number of shares of Jefferson common stock that may be exchanged for cash is subject to proration as de-scribed in "The Merger -- Cash Option" in the Proxy Statement/Prospect-us. Jefferson shares not eligible to be exchanged for cash will be exchanged for Crestar common stock.

      I understand that if the Merger is approved by Jefferson share-holders at the special meeting, this election to receive cash is irrevo-cable. Jefferson will retain the certificates for shares submitted for cash purchase in escrow until either termination of the Agreement, upon which Jefferson promptly will return such certificates, or the Effective Time of the Merger, when Crestar Bank, as exchange agent, will exchange such certificates for cash.

Description of Shares of Jefferson Common Stock Submitted for Cash

    Name and Address
  of Registered Holder(s)          Certificate(s) Enclosed
(Kindly note address changes)    (Attach list if necessary)

                                   Certificate #      Nos. of
                                                       Shares




      I (We) have, and at the Effective Time of the Merger will have, full power and authority to sell the shares represented by the certifi-cate(s) submitted. I (We) certify that the information provided on this form is true, and I (we) am not subject to backup withholding due to notified payee underreporting.

                           Sign Here:                   Date Here:

Please insert your Social  ____________________        ________, 1994
Security or other tax
identifying number below   ____________________
                        (Signature(s) of
                           Registered Owner(s))
                           Please sign exactly as
                           name appears
                           on stock certificate(s).
                           See Instruction 2.

Special Instructions

Fill in only if mailing is to be made other than in the name or to the address specified above.

                          Special Mailing Instructions
                                    Mail To:

                        _______________________________
                                (Type or print)

                        Name___________________________

                        Address _______________________
                                (Number)     (Street)


Instructions for Submitting Certificates of Jefferson Savings
& Loan, F.A. Common Stock

1. General. This form must be filled in, dated and signed, and accompanied by your certificate or certificates for shares of Jefferson common stock. Delivery should be made at the address shown on the reverse. Proper delivery is at risk of the owner. If sent by mail, registered mail is suggested. For your convenience, a return envelope is enclosed.

2. Signatures. The signature (or signatures in the case of certifi-cates owned by two or more joint holders) on the Letter of Transmittal should correspond exactly with the name(s) as written on the face of the certificates.

If the certificate(s) transmitted hereby is registered in the name of two or more joint holders, all such holders must sign the Letter of Transmittal.

If surrendered certificates are registered in different ways on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of such certificates.

If the Letter of Transmittal is signed by a person other than the record holder of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed by the record holder(s) in the name(s) that appears on the certificate(s) and the signature(s) must be guaranteed by a member of a national securities exchange or of the National Association of Securities Dealers, Inc., or a United States commercial bank or trust company.

3. Fiduciaries and Representatives. If a Letter of Transmittal, an endorsement or a certificate or a stock power is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person in any representative or fiduciary capacity, the person signing, unless such person is the record holder of the shares, must give such person's full title in such capacity and appro-priate evidence of authority to act in such capacity must be forwarded with the Letter of Transmittal.


4. Time in Which to Submit Certificates. Certificate(s) for Jeffer-son common stock must be submitted prior to Jefferson's special meeting of shareholders on November 10, 1994 at 4:00 p.m. See "The Merger -- Cash Option" in the Proxy Statement/Prospectus.

All questions concerning the validity of this form will be determined by Jefferson and/or Crestar Bank and will be final and binding.

Questions and Requests for Assistance may be Directed to Jefferson at
(703) 347-3531.